Exhibit 99.1

FOR IMMEDIATE RELEASE

Plug Power Signs $525 Million Secured Credit Facility with Yorkville Advisors and Reports Strong Preliminary Q1 2025 Results

SLINGERLANDS, N.Y., April 28, 2025 – Plug Power Inc. (NASDAQ: PLUG), a global leader in comprehensive hydrogen solutions, today announced it has signed a definitive agreement for a secured debt facility and achieved key operational and financial milestones that support its path toward profitability and long-term growth.

Up to $525 Million Yorkville Credit Facility and Retirement of Dilutive Debenture

Plug has signed a definitive agreement for a secured debt facility with Yorkville Advisors providing for the issuance of up to $525 million of secured debentures. The facility includes an initial $210 million tranche, which will be fully funded at the initial closing and additional tranches of up to $315 million. The initial tranche is expected to close on or around May 2, 2025. With the net proceeds from the initial tranche, Plug intends to use approximately $82.5 million to retire the majority of its existing convertible debenture principal outstanding with Yorkville, which has approximately 55 million associated underlying shares given the conversion price and therefore this refinancing will reduce potential dilution.

Preliminary Q1 2025 Results and Strengthened Financial Position

Plug will be reporting its first quarter of 2025 results in early May. Plug expects to report revenue of approximately $130 million to $134 million for the first quarter of 2025. Plug expects second quarter revenue in the range of $140 million to $180 million.

Plug expects net cash usage for Q1 2025 to be approximately $142 million compared to $268 million in Q1 2024. Net cash usage represents the change in unrestricted cash and cash equivalents, less proceeds from public and private offerings, net of transaction costs, and excludes principal payments of convertible instruments. Plug anticipates additional near-term reductions to net cash usage driven by hydrogen plant ramp-ups, additional cost downs, and additional price increases. The net cash usage for the first quarter 2025 could have been lower given the Company has been working with a key customer on a major price change and program enhancement which is effective from January 1, 2025 onwards. The Company agreed to delay first quarter collections to allow time for finalizing the contracts and invoices. The Company finalized the program during the 2nd quarter which positions the Company to drive higher revenue and improved cash flows going forward.

Plug ended March 31, 2025 with approximately $296 million in unrestricted cash. Given the current cash resources, the continued reductions in cash usage by leveraging working capital and reducing capex, the benefits of additional cost reduction initiatives launched in March 2025 that are expected to drive over $200 million of annual cost reductions, and the additional committed financing available under the Yorkville credit facility, the Company believes it has sufficient liquidity to support its growth in the near to mid-term. Plug has no intention of raising additional equity in 2025, underscoring its focus on disciplined capital management.

Louisiana Plant Online

Plug has completed construction of its new 15TPD hydrogen production plant in St. Gabriel, Louisiana. Operated through the Hidrogenii joint venture with Olin Corporation, this facility strengthens Plug’s vertically integrated hydrogen network and will serve anchor customers including Amazon and Walmart.

Realizing Cost Savings

Plug has already taken decisive actions to reduce its operational cost base, implementing changes in Q1 2025 that are expected to drive over $200 million in incremental annualized run-rate savings. These cost cutting measures — largely completed — include organizational realignment and a company-wide focus on manufacturing and supply chain efficiency. The full impact of these cost savings will begin to be reflected in the coming quarters, supporting Plug’s continued margin improvement and progress toward profitability.

“We’ve made the tough decisions and put the structure in place to deliver improved operating leverage and capital efficiency,” said Andy Marsh, CEO of Plug Power. “Between strengthening our balance sheet, scaling hydrogen production, and streamlining operations, we’ve taken the right steps to position Plug for long-term success in the hydrogen economy.”

Cautionary Language Concerning Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, future outlooks for Plug’s business, including its estimated revenue for the first and second quarters of 2025, Plug’s expectations regarding its cash usage, margins, operating leverage, annual cost savings and capital efficiency, the timing of the closing of the initial tranche of the credit facility, the potential funding from additional tranches of the credit facility that are subject to additional closing conditions, the expectation that Plug will have sufficient liquidity and will not need to raise additional equity capital in 2025, and Plug’s expectations that its Louisiana plant will strengthen Plug’s vertically integrated hydrogen network. Plug’s estimated Q1 2025 results and Q2 2025 revenue are preliminary and unaudited and subject to change upon completion of Plug’s financial closing procedures. These forward-looking statements are made as of the date they were first issued and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Plug’s control. Plug’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to, the risks related to uncertainties related to market conditions and the satisfaction of the closing conditions and, with respect to the preliminary financial results, the completion of quarter-end financial close process and finalization of Plug’s financial statements, which will require significant judgments in a number of areas that may result in the estimates provided herein being different than the final reported. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in Plug’s filings and reports with the Securities and Exchange Commission (the “SEC”), including the Annual Report on Form 10-K for the year ended December 31, 2024, as well as other filings and reports that are filed by Plug from time to time with the SEC. These forward-looking statements should not be relied upon as representing Plug’s views as of any date subsequent to the date of this press release, and you should not place undue reliance on such statements. Except as required by law, Plug undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MEDIA CONTACT
Fatimah Nouilati - Allison
plugPR@allisonpr.com

Source: Plug Power, Inc.